EXHIBIT 99.1
FINANCIAL STATEMENTS

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Financial Statements
For the Years Ended December 31, 2010 and 2009

GEORGIA-CAROLINA BANCSHARES, INC.
Table of Contents
Financial Statements
For the Years Ended December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia
We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended December 31, 2010. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2010 and 2009 and the results of their operations and their cash flows for the years then ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
/s/ Cherry, Bekaert & Holland, L.L.P.
Augusta, Georgia
March 29, 2011

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Financial Condition
December 31, 2010 and 2009
(dollars in thousands, except per share amounts)

	2010	2009
Assets
Cash and due from banks	$31,696	$13,055
Federal funds sold	—	3,175
Securities available-for-sale	76,904	44,461
Loans, net of allowance for loan losses of $7,866 and $5,072, respectively	308,943	331,777
Loans held for sale	46,570	58,135
Bank premises and equipment	9,271	9,654
Accrued interest receivable	1,697	1,851
Foreclosed real estate, net of allowance	2,751	4,466
Deferred tax asset, net	2,475	1,018
Federal Home Loan Bank stock	2,527	2,828
Bank-owned life insurance	9,210	8,812
Other assets	3,267	4,781

Total assets	$495,311	$484,013

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$41,602	$41,787
Interest-bearing:
NOW accounts	38,668	36,395
Savings	53,880	51,424
Money market accounts	36,013	19,232
Time deposits of $100,000 or more	171,843	179,123
Other time deposits	72,743	77,279

Total deposits	414,749	405,240

Federal Home Loan Bank borrowings	—	3,600
Repurchase agreements	3,467	3,697
Long-term debt	25,000	25,000
Other borrowings	3,625	—
Other liabilities	3,494	3,203

Total liabilities	450,335	440,740

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,536,715 and 3,499,477 shares issued and outstanding, respectively	4	4
Additional paid-in capital	15,847	15,567
Retained earnings	28,889	27,355
Accumulated other comprehensive income	236	347

Total shareholders’ equity	44,976	43,273

Total liabilities and shareholders’ equity	$495,311	$484,013

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2010 and 2009
(dollars in thousands, except per share amounts)

	2010	2009
Interest income
Interest and fees on loans	$22,379	$22,260
Interest on taxable securities	1,620	1,925
Interest on nontaxable securities	369	412
Interest on Federal funds sold and cash in banks	41	7

Total interest income	24,409	24,604

Interest expense
Interest on time deposits of $100,000 or more	3,578	5,415
Interest on other deposits	2,759	3,330
Interest on funds purchased and other borrowings	953	977

Total interest expense	7,290	9,722

Net interest income	17,119	14,882

Provision for loan losses	8,355	3,082

Net interest income after provision for loan losses	8,764	11,800

Non-interest income
Service charges on deposits	1,476	1,496
Gain on sale of mortgage loans	10,780	9,735
Other income	990	2,926

Total non-interest income	13,246	14,157

Non-interest expense
Salaries and employee benefits	12,511	12,776
Occupancy expenses	1,650	1,657
Other expenses	6,382	6,469

Total non-interest expense	20,543	20,902

Income before income taxes	1,467	5,055

Income tax expense (benefit)	(66)	1,303

Net income	$1,533	$3,752

Earnings per common share
Basic	$0.44	$1.08
Diluted	$0.44	$1.07
See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2010 and 2009
(dollars in thousands)

	2010	2009

Net income	$1,533	$3,752

Other comprehensive income (loss):

Unrealized holding gain (loss) arising during the period	(139)	217
Reclassification for gain (loss) included in net income	(35)	—
Tax effect	63	(78)

Total other comprehensive income (loss)	(111)	139

Comprehensive income	$1,422	$3,891

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2010 and 2009
(dollars in thousands)

					Accumulated
	Common	Common	Additional		Other	Total
	Stock	Stock	Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Par Value	Capital	Earnings	Income (Loss)	Equity
Balance at January 1, 2009	3,456,816	4	15,268	23,604	208	39,084
Net income	—	—	—	3,752	—	3,752
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	139	139
Proceeds from exercise of stock options	21,103	—	52	—	—	52
Stock-based compensation expense	—	—	80	—	—	80
Issuance of stock for compensation	21,558	—	167	(1)	—	166

Balance at December 31, 2009	3,499,477	4	15,567	27,355	347	43,273
Net income	—	—	—	1,533	—	1,533
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	(111)	(111)
Disqualifying disposition, net tax effect	—	—	9	—	—	9
Proceeds from exercise of stock options	11,954	—	15	—	—	15
Stock-based compensation expense	—	—	83	—	—	83
Issuance of stock for compensation	25,284	—	173	1	—	174

Balance at December 31, 2010	3,536,715	$4	$15,847	$28,889	$236	$44,976

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Cash flows from operating activities
Net income	$1,533	$3,752
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	658	677
Provision for loan losses	8,355	3,082
(Gains) losses on sales of foreclosed real estate	72	(1,764)
(Gains) losses on sales of premises and equipment	3	—
Gain on sales of securities	(19)	—
Increase in cash value of bank-owned life insurance	(398)	(410)
Stock-based compensation expense	83	80
Stock compensation	173	166
Deferred income tax	(1,394)	(245)
Gain on loans held for sale	(10,780)	(9,735)
Proceeds from sale of loans held for sale	560,651	619,768
Originations of loans held for sale	(538,306)	(639,766)
(Increase) decrease in accrued interest receivable	154	83
Increase (decrease) in accrued interest payable	(235)	(721)
(Increase) decrease in other assets	1,410	(2,702)
Increase in other liabilities	535	316

Net cash provided by (used in) operating activities	22,495	(27,419)

Cash flows from investing activities
(Increase) decrease in Federal funds sold	3,175	(3,175)
Loan originations and collections, net	13,053	(9,187)
Purchases of available-for-sale securities	(62,634)	(16,183)
Proceeds from maturities, sales and calls of available-for-sale securities	30,036	29,533
Net (increase) decrease of FHLB stock	301	(627)
Proceeds from sale of foreclosed real estate	3,069	10,852
Net additions to premises and equipment	(173)	(145)

Net cash provided by (used in) investing activities	(13,173)	11,068

Cash flows from financing activities
Increase (decrease) in deposits	9,509	28,231
Increase (decrease) in FHLB borrowings	—	(2,400)
Increase (decrease) in repurchase agreements and other borrowings	(205)	(6,431)
Proceeds from stock options exercised	15	52

Net cash provided by financing activities	9,319	19,452

Net increase in cash and due from banks	18,641	3,101

Cash and due from banks at beginning of the year	13,055	9,954

Cash and due from banks at end of the year	$31,696	$13,055

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies
Nature of business
Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”). The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been made to customers in the Columbia, Richmond, and McDuffie County, Georgia areas. Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas and in Jacksonville, Florida. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market. The Bank is also the parent company of Willhaven Holdings, LLC, which holds certain other real estate of the Bank.
The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.
Significant accounting policies
Basis of presentation: The consolidated financial statements include the accounts of the Company and the Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.
Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.
Significant concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Thomson and Augusta, Georgia market areas. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.
Significant concentrations of deposit risk: On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act into law, which, in part, permanently raises the current standard maximum deposit insurance amount (SMDIA) to $250,000. On November 9, 2010, the FDIC issued a Final Rule implementing section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts. Beginning December 31, 2010, through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. During the year, the Company from time to time may have had amounts on deposit in excess of the insured limits.
Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia and Alabama. Balances generally exceed insured amounts.
Investment securities: The Bank’s investments in securities are classified and accounted for as follows:
Securities available-for-sale — Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.
The Bank has not classified any securities as held-to-maturity or trading.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
Realized gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale securities below cost that is deemed other than temporary, results in write-downs of individual securities to their fair value.
The amortization or premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities.
Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers: 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Federal Home Loan Bank Stock — Federal Home Loan Bank Stock consists of the cost of the Company’s investment in the stock of Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2010 and 2009, the Company’s investment in Federal Home Loan Bank stock was $2,527,000 and $2,828,000, respectfully. Dividends received on this stock are included in other non-interest income.
Loans and interest income: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans that is recognized as income over the term of the loan using a method that approximates a level yield.
Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Interest rate risk is minimal as rates on loans originated and intended for sale are locked with the investor and the loans are held in the portfolio only temporarily until funding from the investor is completed. The Bank also manages credit risk by having loans greater than $650,000 pre-approved by the secondary market investors, while all other loans are approved internally.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments as defined by ASC 815-10, “Derivatives and Hedging.” Loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value, with changes in their fair values recognized in current period earnings. At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.
Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.
The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairments on loans are charged to the allowance for loan losses. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.
Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.
Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses inherent in the loan portfolio. The evaluation of the adequacy of the allowance takes into consideration collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
Foreclosed real estate: Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan, or fair value of the property, less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Foreclosed real estate is reported at fair market value. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Expenses to maintain such assets and subsequent changes in the valuation allowance are included in other noninterest expenses, while gains and losses on disposal are included in noninterest income.
Bank premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation, and computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to thirty-nine years.
Financial instruments: In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.
Bank-owned life insurance (BOLI): In order to insure the lives of its key officers, the Bank has acquired a bank-owned life insurance policy. BOLI is recorded at its cash surrender value, net of surrender charges and/or early termination charges, in accordance with ASC 325-30, “Investments in Insurance Contracts.” The change in cash value is recorded as other income/expense.
Income taxes: Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740-10, “Income Taxes,” it is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with ASC 260-10, “Earnings Per Share.” This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential future issuances of common stock. The Company’s outstanding stock options are the primary component of the Company’s diluted earnings per share.
Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.
Cash and due from banks, Federal funds sold, and interest-bearing deposits in banks — Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.
Available-for-sale securities — Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.
Loans and loans held for sale — Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality. For loan commitments, the Bank utilizes prevailing interest rates being offered on similar loans to estimate the fair value of the commitment.
Deposit liabilities, other borrowings, and repurchase agreements — Due to the short-term nature of demand and savings accounts and repurchase agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates of deposits.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments is equal to the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value, and no fair value has been assigned to these instruments.
Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.
Stock-based compensation: The Company uses the fair value recognition provisions of ASC 718-10, “Compensation-Stock Compensation,” to account for compensation costs under its stock option plans. In adopting ASC 718-10, the Company elected to use the modified prospective method to account for the transition from the previously utilized intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. See Note 10 for additional information regarding the Company’s stock-based compensation plans.
Recently issued accounting standards
In December 2010, the FASB issued Accounting Standards Update (ASU) 2010-29, which updates ASC 805-10, “Business Combinations.” The Business Combinations topic of the ASC was amended to specify that if a public entity presents comparative consolidated financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendment also requires that the supplemental pro forma disclosures include a description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This amendment is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2011, although early adoption is permitted. The Company does not expect the amendment to have any impact on the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
In December 2010, the FASB issued Accounting Standards Update (ASU) 2010-28, which updates ASC 350-20, “Intangibles — Goodwill and Other.” the Intangibles topic of the ASC was amended to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings upon adoption. Impairments occurring subsequent to adoption should be included in earnings. The amendment is effective for the Company beginning January 1, 2011. Early adoption is not permitted. The Company does not expect the amendment to have any impact on the consolidated financial statements.
In August 2010, two updates were issued to amend various SEC rules and schedules pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and based on the issuance of SEC Staff Accounting Bulletin 112. The amendments related primarily to business combinations and removed references to “minority interest” and added references to “controlling” and “noncontrolling interests”. The updates were effective upon issuance but had no impact on the Company’s consolidated financial statements.
In July 2010, the FASB issued Accounting Standards Update (ASU) 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which updates ASC 310-10, “Receivables.” The update amended the Receivables topic of the ASC to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments will require the allowance disclosures to be provided on a disaggregated basis. The Company is required to begin to comply with the disclosures in its consolidated financial statements for the year ended December 31, 2010. The new disclosures are effective for the Company for the current year and have been reflected in Note 4.
In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, “Improving Disclosure about Fair Value Measurements,” which updates ASC 820-10, “Fair Value Measurements and Disclosures.” The update amended fair value guidance to require disclosures for significant amounts transferred in and out of Levels 1 and 2 and the reasons for such transfers and to require that gross amounts of purchases, sales, issuances and settlements be provided in the Level 3 reconciliation. Disaggregation of classes of assets and liabilities is also required. The new disclosures are effective for the Company for the current year and have been reflected in Note 15.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 1—Summary of significant accounting policies (continued)
In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Measuring Liabilities at Fair Value,” which updates ASC 820-10, “Fair Value Measurements and Disclosures.” ASU 2009-05 clarifies that the fair value of a liability can be measured relative to the quoted price of the liability when it trades as an asset in an active market, without adjusting the price for restrictions that prevent the sale of the liability. ASU 2009-05 was effective beginning October 1, 2009. The adoption of ASU 2009-05 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies, but not specifically addressed in this report, are not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
Note 2—Cash and due from banks
Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in Cash and due from banks. As of December 31, 2010, interest-bearing cash on deposit with correspondent banks totaled $3.3 million compared to $2.1 million as of December 31, 2009. Interest-bearing cash on deposit in the Federal Reserve was $22.2 million as of December 31, 2010 compared to $0 as of December 31, 2009. Funds required to be on reserve with the Federal Reserve totaled $0 and $78,000 as of December 31, 2010 and 2009, respectively.
Note 3—Investment securities
The amortized cost and fair value amounts of securities owned as of December 31, 2010 and 2009 are shown below:

	2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Securities available-for-sale:
U.S. Government and agency	$28,265	$61	$(97)	$28,229
Mortgage-backed	39,167	715	(282)	39,600
State and municipal	9,103	127	(155)	9,075

Total	$76,535	$903	$(534)	$76,904

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 3—Investment securities (continued)

	2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Securities available-for-sale:
U.S. Government and agency	$10,501	$151	$—	$10,652
Mortgage-backed	23,446	680	(222)	23,904
Corporate obligations	195	—	(73)	122
State and municipal	9,776	134	(127)	9,783

Total	$43,918	$965	$(422)	$44,461

The amortized cost and fair value of securities as of December 31, 2010 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities
	Available-for-Sale
	Amortized	Fair
	Cost	Value
	(in thousands)

Less than one year	$—	$—
One to five years	3,459	3,482
Five to ten years	14,871	14,766
Over ten years	19,038	19,056
Mortgage-backed securities	39,167	39,600

Total	$76,535	$76,904

Securities with a carrying amount of approximately $65.5 million at December 31, 2010 and $40.3 million at December 31, 2009 were pledged to secure public deposits and for other purposes.
In 2010 the Bank sold $2.4 million in securities available-for-sale, realizing a loss of $19,000. There were no material gross realized gains or gross realized losses on sales of securities during 2009.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 3—Investment securities (continued)
Information pertaining to securities with gross unrealized losses at December 31, 2010 and December 31, 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2010
	Less than Twelve Months			Over Twelve Months
	Gross			Gross		Number
	Unrealized	Fair	Number of	Unrealized	Fair	of
	Losses	Value	Securities	Losses	Value	Securities
	(in thousands)
Securities available-for-sale:
U.S. agency	$(97)	$10,947	7	$—	$—	—
State and municipal	(35)	796	2	(120)	672	1
Corporate obligations	—	—	—	—	—	—
Mortgage-backed	(265)	13,013	10	(17)	935	4

Total	$(397)	$24,756	19	$(137)	$1,607	5

	2009
	Less than Twelve Months			Over Twelve Months
	Gross			Gross		Number
	Unrealized	Fair	Number of	Unrealized	Fair	of
	Losses	Value	Securities	Losses	Value	Securities
	(in thousands)
Securities available-for-sale:
U.S. agency	$—	$—	—	$—	$—	—
State and municipal	(1)	197	1	(126)	1,426	3
Corporate obligations	—	—	—	(73)	122	1
Mortgage-backed	(170)	7,019	6	(52)	763	2

Total	$(171)	$7,216	7	$(251)	$2,311	6

Management evaluates securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 3—Investment securities (continued)
The gross unrealized losses are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer. All of the securities are mortgage-backed securities, municipal and state securities and corporate securities. As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other than temporary.
Included in “Other assets” is an investment of approximately $499,000, net of amortization, in a real estate rehabilitation project located in Georgia that will provide the Bank with state tax credits for approximately the next five years.
Note 4—Loans
The composition of loans for the years ended December 31, 2010 and 2009 is summarized as follows:

	2010	2009
	(in thousands)
Commercial and industrial	$20,298	$22,906
Real estate — construction	86,418	107,429
Real estate — residential	61,194	66,050
Real estate — commercial	142,351	133,140
Consumer	6,606	7,468

Total loans receivable	316,867	336,993
Deferred loan fees	(58)	(144)

Total loans	316,809	336,849
Allowance for loan losses	(7,866)	(5,072)

Loans, net of allowance for loan losses	$308,943	$331,777

The Company categorizes loans into risk grades based on relevant information about the ability of borrowers to service their debt such as: future repayment ability, financial condition, collateral, administration, management ability of borrower, and history and character of borrower. Grades are assigned at loan origination and may be changed due to the result of a loan review or at the discretion of management. The Company uses the following definitions for risk grades:
Grade 1: Loans classified as Grade 1 are considered the highest quality with borrowers of unquestionable financial strength. Financial standing of the individual is known and borrower exhibits superior liquidity, net worth, cash flow and leverage.
Grade 2: Loans classified as Grade 2 are considered above average quality and have minimal risk. The borrower has stable and reliable cash flow and above average liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 4—Loans (continued)
Grade 3: Loans classified as Grade 3 are considered average quality. The borrower has reliable cash flow and alternate sources of repayment which may require the sale of assets. Financial position has been leveraged to a modest degree however, the borrower has a relatively strong net worth considering income and debt.
Grade 4: Loans classified as Grade 4 are considered below average quality. The borrower’s sources of income or cash flow have become unstable or may possibly decline given current business or economic conditions. The borrower may also have a highly leveraged financial position or limited capital.
Grade 5: Loans classified as Grade 5 are considered to be special mention assets. These loans have potential weaknesses which may inadequately protect the Bank’s position at some future date. The borrower exhibits some degree of weakness in financial condition that may manifest itself in a reduction of net worth or liquidity. Infrequent delinquencies may occur.
Grade 6: Loans classified as Grade 6 are considered to be substandard. These loans have well defined weaknesses in the primary repayment source and undue reliance is placed on secondary repayment sources such as collateral or guarantors. No loss is currently expected, however there is a distinct possibility that the Bank will sustain some future loss if the credit weaknesses are not corrected. Net worth, repayment ability, management and collateral protection all exhibit weakness.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 4—Loans (continued)
As of December 31, 2010 and 2009 the risk grades of loans by loan type are as follows:
Credit Risk Profile by Risk Grade Category:
As of December 31, 2010
(in thousands)

	Commercial
	and	Real Estate -	Real Estate -	Real Estate -
	Industrial	Construction	Residential	Commercial	Consumer	Total

Grade 1	$251	$—	$—	$—	$794	$1,045
Grade 2	133	—	235	1,059	100	1,527
Grade 3	15,939	14,879	48,901	86,109	5,370	171,198
Grade 4	3,338	62,594	7,801	44,126	99	117,958
Grade 5	—	4,375	568	2,862	—	7,805
Grade 6	637	4,348	3,666	8,195	125	16,971
In process	—	222	23	—	118	363

Total loans receivable	$20,298	$86,418	$61,194	$142,351	$6,606	$316,867

As of December 31, 2009
(in thousands)

	Commercial
	and	Real Estate -	Real Estate -	Real Estate -
	Industrial	Construction	Residential	Commercial	Consumer	Total

Grade 1	$217	$—	$—	$—	$183	$400
Grade 2	—	—	486	150	109	745
Grade 3	17,037	10,686	59,359	116,711	6,698	210,491
Grade 4	4,449	88,099	2,854	7,783	76	103,261
Grade 5	664	1,342	823	1,683	23	4,535
Grade 6	583	7,594	2,300	6,813	165	17,455
In process	(44)	(292)	228	—	214	106

Total loans receivable	$22,906	$107,429	$66,050	$133,140	$7,468	$336,993

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 4—Loans (continued)
Allowance for Loan Losses and Recorded Investment in Loans Receivable
For the Year Ended December 31, 2010
(in thousands)

	Commercial
	and	Real Estate -	Real Estate -	Real Estate -
	Industrial	Construction	Residential	Commercial	Consumer	Unallocated	Total
Allowance for loan losses:

Beginning balance	$259	$2,364	$827	$1,319	$176	$127	$5,072
Charge-offs	(139)	(3,663)	(980)	(850)	(147)	—	(5,779)
Recoveries	63	16	13	22	104	—	218
Provisions	44	5,191	1,210	1,126	118	666	8,355

Ending Balance	$227	$3,908	$1,070	$1,617	$251	$793	$7,866

Ending Balances:
Individually evaluated for impairment	$30	$160	$271	$149	$73	$—	$683

Collectively evaluated for impairment	$197	$3,748	$799	$1,468	$178	$793	$7,183

Loans receivable:
Ending balance — total	$20,298	$86,418	$61,194	$142,351	$6,606	$—	$316,867

Ending balances:
Individually evaluated for impairment	$627	$4,347	$3,185	$8,146	$122	$—	$16,427

Collectively evaluated for impairment	$19,671	$82,071	$58,009	$134,205	$6,484	$—	$300,440

In 2009 the allowance for loan losses increased from a beginning balance of $4,284,000 to an ending balance as of December 31, 2009 of $5,072,000. The changes in allowance for loan losses in 2009 were a provision of $3,082,000, recoveries of $48,000 and charge-offs of $2,342,000.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 4—Loans (continued)
Impaired Loans
For the Year Ended December 31, 2010
(in thousands)

				Average	Interest
	Recorded	Unpaid Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Commercial and industrial	$597	$608	$—	$481	$30
Real Estate — Construction	3,705	7,330	—	7,341	97
Real Estate — Residential	2,466	2,628	—	2,677	81
Real Estate — Commercial	7,680	8,530	—	8,534	498
Consumer	49	68	—	77	2

Total	$14,497	$19,164	$—	$19,110	$708

With an allowance recorded:
Commercial and industrial	$30	$30	$30	$36	2
Real Estate — Construction	642	703	160	703	27
Real Estate — Residential	719	719	271	642	37
Real Estate — Commercial	466	466	149	473	32
Consumer	73	73	73	77	6

Total	$1,930	$1,991	$683	$1,931	$104

Total:
Commercial and industrial	$627	$638	$30	$517	32
Real Estate — Construction	4,347	8,033	160	8,044	124
Real Estate — Residential	3,185	3,347	271	3,319	118
Real Estate — Commercial	8,146	8,996	149	9,007	530
Consumer	122	141	73	154	8

Total	$16,427	$21,155	$683	$21,041	$812

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 4—Loans (continued)
At December 31, 2009 impaired loans totaled approximately $18,894,000 and the allowance for loan losses specifically reserved for these impaired loans totaled approximately $1,047,000. There were approximately $13,444,000 in impaired loans that did not require a specific reserve in the allowance for loan losses at December 31, 2009. The average recorded investment in impaired loans was approximately $20,352,000 at December 31, 2009. Interest income, on an accrual basis, recognized on loans while they were impaired totaled approximately $879,000 as of December 31, 2009.
Age Analysis of Past Due Loans Receivable
As of December, 31, 2010
(in thousands)

							Recorded
	30-59	60-89					Investment
	Days	Days	Greater	Total	Current	Total	> 90 Days
	Past	Past	Than 90	Past	and not	Loans	and
	Due	Due	Days	Due	Past Due	Receivable	Accruing
Commercial and Industrial	$152	$30	$9	$191	$20,107	$20,298	$—
Real Estate —Construction	675	943	3,618	5,236	81,182	86,418	—
Real Estate — Residential	1,177	740	691	2,608	58,586	61,194	—
Real Estate — Commercial	55	217	90	362	141,989	142,351	—
Consumer	16	38	50	104	6,502	6,606	—

Total	$2,075	$1,968	$4,458	$8,501	$308,366	$316,867	$—

Loans Receivable on Nonaccrual Status
As of December 31, 2010 and 2009

	2010	2009
Commercial and industrial	$34	$37
Real estate — construction	3,753	3,228
Real estate — residential	1,979	2,464
Real estate — commercial	408	368
Consumer	83	93

Total	$6,257	$6,190

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 4—Loans (continued)
Troubled Debt Restructurings
As of December 31, 2010

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
Commercial and industrial	1	$546	$546
Real estate — construction	3	1,569	1,569
Real Estate — residential	2	1,190	1,190
Real estate — Commercial	9	5,945	5,945

Total	15	$9,250	$9,250

At December 31, 2010, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $12,474,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for the years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)
Balance at beginning of the year	$13,820	$14,086
Advances	3,967	8,136
Repayments	(5,313)	(8,402)

Balance at end of the year	$12,474	$13,820

Note 5—Foreclosed real estate
A summary of foreclosed real estate for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
	(in thousands)

Carrying amount of property	$2,751	$4,466
Less: valuation allowance	—	—

Balance at end of the year	$2,751	$4,466

There was no provision charged to income for each of the years presented.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 6—Bank premises and equipment
Bank premises and equipment consist of the following for the years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)

Land and improvements	$3,804	$3,844
Building and improvements	6,384	6,331
Equipment, furniture and fixtures	4,558	4,682

	14,746	14,857
Less: accumulated depreciation	(5,475)	(5,203)

Premises and equipment, net	$9,271	$9,654

Depreciation expense for the years ended December 31, 2010 and 2009 was approximately $553,000 and $572,000, respectively.
Note 7—Deposits
At December 31, 2010 and 2009, the scheduled maturities of time deposit liabilities were as follows:

	2010	2009
	(in thousands)

One year or less	$149,716	$178,185
Over one year through three years	82,629	76,829
Over three years	12,241	1,388

Balance at end of the year	$244,586	$256,402

To manage the Bank’s funding capabilities, the Bank may also enter into repurchase agreements with customers and may obtain short-term funding from other institutions. Repurchase agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates. Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. Total repurchase agreements were approximately $3.5 million and $3.7 million at December 31, 2010 and 2009, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 8—Federal Home Loan Bank advances
As of December 31, 2010 and 2009, the Bank had credit availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products utilized in 2010 was the “Loans Held for Sale” (LHFS) program. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance. As of December 31, 2010 and 2009, the Bank did not have a balance outstanding under the LHFS program. As of December 31, 2010, the Bank had $27.1 million in loans held for sale pledged as collateral under this line. The Bank also maintains a line of credit with the FHLB which is secured by 1-4 family and commercial real estate loans held in the Bank’s loan portfolio. As of December 31, 2010 the Bank did not have a balance outstanding and had $3.6 million outstanding as of December 31, 2009 on the 1-4 family line of credit. The weighted average interest rate on the outstanding balance for this line was 0.36% as of December 31, 2009. In 2007, a long-term convertible advance was established. At December 31, 2010, the outstanding balance on this advance was $10.0 million with a weighted average interest rate of 3.83%. This advance matures December 2012 and was callable until December 2010. An additional but similar long-term convertible advance was established during 2008. At December 31, 2010, the outstanding balance on this advance was $15.0 million with a weighted average interest rate of 3.33%. This advance matures May 2013 and was callable until May 2010. At December 31, 2010, the Bank had $33.7 million in loans pledged as collateral under this line.
Note 9—Line of credit
The Company’s line of credit issued in June 2009 with its correspondent bank, First National Bankers Bank, which provided the Company the ability to draw a principal sum of $1.0 million in periodic advances, matured on June 5, 2010. The Company did not renew the line of credit. The outstanding principal balance at December 31, 2009 was $0.
Note 10—Employee benefit plans
The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $195,000 and $171,000, respectively, for each of the years in the two year period ended December 31, 2010.
The Bank has a Nonqualified Executive Deferred Compensation Plan (“EDCP”) covering a select group of key employees and senior management. The EDCP allows participating employees to elect each year to defer compensation into a participant account. At its discretion, the Bank may also elect to make discretionary contributions to the participant account. For the two year period ended December 31, 2010, the EDCP expense, including employee deferrals and contributions made by the Bank, totaled $30,000 and $23,000, respectively. The accrued liability related to the EDCP was approximately $63,000 and $33,000 at December 31, 2010 and 2009, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 10—Employee benefit plans (continued)
The Bank also has a Supplemental Executive Retirement Plan (“SERP”) for the benefit of certain key officers. The SERP provides selected employees who satisfy specific eligibility requirements with supplemental benefits upon retirement, termination of employment, death, disability or a change of control of the Bank, in certain prescribed circumstances. The Bank recorded expense totaling $226,000 and $203,000, respectively, for each of the years in the two year period ended December 31, 2010. The accrued liability related to the SERP was approximately $615,000 and $389,000 as of December 31, 2010 and 2009, respectively.
Note 11—Shareholders’ equity and regulatory requirements
The primary source of funds available to the Company is the payment of dividends by its subsidiary bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.
The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2010, the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2010, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)
The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2010 and 2009 are presented in the following tables:

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total capital (to risk weighted assets)
Bank	$49,175	12.91%	$30,472	8.0%	$38,090	10.0%
Consolidated	$49,539	13.01%	$30,472	8.0%	$38,090	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$44,376	11.65%	$15,236	4.0%	$22,854	6.0%
Consolidated	$44,739	11.75%	$15,236	4.0%	$22,854	6.0%
Tier 1 leverage (to average assets)
Bank	$44,376	9.17%	$19,365	4.0%	$24,207	5.0%
Consolidated	$44,739	9.24%	$19,368	4.0%	$24,210	5.0%

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total capital (to risk weighted assets)
Bank	$47,782	11.69%	$32,698	8.0%	$40,872	10.0%
Consolidated	$47,997	11.74%	$32,698	8.0%	$40,872	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$42,710	10.45%	$16,349	4.0%	$24,523	6.0%
Consolidated	$42,926	10.50%	$16,349	4.0%	$24,523	6.0%
Tier 1 leverage (to average assets)
Bank	$42,710	8.91%	$19,164	4.0%	$23,955	5.0%
Consolidated	$42,926	8.96%	$19,164	4.0%	$23,956	5.0%
During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant. The maximum number of shares reserved and available for issuance under the 1997 Plan is 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.
During early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant. The maximum number of shares reserved and available for issuance under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)
The Plans provide for the grant of both incentive and nonqualified stock options to purchase the Company’s common stock. The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, methods of exercise, vesting requirements, and the number of shares covered by each option, subject to the approval of the Company’s Board of Directors.
ASC 718-10, “Compensation-Stock Compensation,” requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the statement of earnings based on their fair values. The amount of compensation is measured at the fair value of the options when granted and this cost is expensed over the required service period, which is normally the vesting period of the options. The Company recorded compensation expense of approximately $83,000 and $80,000 in 2010 and 2009, respectively, related to employee stock options.
The fair value for these options was estimated on the date of grant using a Black-Scholes option valuation model that used the following range of assumptions for each of the years presented:

	2010	2009

Expected volatility	74.8% – 74.8%	66.8% – 95.7%

Weighted-average volatility	74.82%	78.20%

Expected dividends	0%	0%

Expected term (in years)	7.0 – 7.0	7.0 – 7.0

Risk-free rate	3.66%	3.00%

Weighted-average grant date fair value	$4.98	$5.70

Total intrinsic value of options exercised	$79,936	$94,583
In addition, the model assumed that each option was exercised in the initial year of vesting.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)
For purposes of proforma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period. Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.
Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The plans provide that vesting periods may not exceed ten years.
A summary of the Company’s stock option activity under the plans as of December 31, 2010 and 2009, and changes and related information for the years then ended, is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value

Outstanding at January 1, 2010	273,888	$9.69

Granted	36,318	7.00

Exercised	(18,292)	(3.33)

Forfeited or expired	(8,625)	(3.43)

Outstanding at December 31, 2010	283,289	$9.94	4.50	$239,951

Exercisable at December 31, 2010	205,205	$10.33	3.15	$211,407

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value

Outstanding at January 1, 2009	286,875	$9.18

Granted	25,613	8.06

Exercised	(27,700)	(3.79)

Forfeited or expired	(10,900)	(7.43)

Outstanding at December 31, 2009	273,888	$9.69	4.43	$267,086

Exercisable at December 31, 2009	217,894	$9.44	3.48	$265,265

In 2010 and 2009 the Company had net-settled option exercise transactions, in which a portion of the options exercised were withheld for payment of the entire exercise. The net options exercised were as follows:

	2010	2009
Gross options exercised	18,292	27,700
Options withheld as payment	6,338	6,597

Net options exercised	11,954	21,103

A summary of common stock issued through the exercise of employee stock options and director compensation are as follows:

	2010	2009
Net options exercised	11,954	21,103
Issuance of stock for compensation	25,284	21,558

Net issuance of common stock	37,238	42,661

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)
At December 31, 2010, options both outstanding and exercisable under both plans have exercise prices that range from $3.33 per share to $20.41 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2010 was approximately 4.50 years or 54 months.
A summary of the status of the Company’s nonvested shares as of December 31, 2010 and 2009, and changes during the years then ended, is presented below:

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2010	55,994	$5.82

Granted	36,318	4.98

Vested	(14,228)	5.95

Forfeited	—	—

Nonvested at December 31, 2010	78,084	$5.41

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2009	49,581	$6.36

Granted	25,613	5.70

Vested	(15,200)	7.14

Forfeited	(4,000)	7.43

Nonvested at December 31, 2009	55,994	$5.82

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)
As of December 31, 2010, there was $372,171 of total unrecognized compensation cost related to the Company’s nonvested shares granted under the plans. This cost is expected to be recognized over a weighted-average period of 2.83 years. The total fair value of shares vested during the years ended December 31, 2010 and 2009, was $84,595 and $115,712, respectively.
As of December 31, 2010, the Company has issued shares of common stock to non-employee directors as compensation for services rendered under the Company’s Directors’ Equity Incentive Plan. The Company recorded $173,000 and $167,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2010 and 2009, respectively. For shares issued as retainer stock, the shares are issued at fair value and the expense recognized was equal to the fair value of the shares on the date of grant. In addition, directors may choose to purchase stock under this plan in lieu of directors fees paid for meeting attendance. These shares are purchased at $2.00 below the fair value of the shares on the date of the grant. The Company records the expense related to the purchases at fair value of the shares on the date of the grant. At December 31, 2010 there were 54,539 shares authorized and unissued under the plan. The following table represents activity in the Directors’ Equity Incentive Plan in 2010 and 2009:

	2010	2009
Beginning shares authorized and unissued	79,823	93,326
Shares issued	(25,284)	(13,503)

Ending shares authorized and unissued	54,539	79,823

Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the years ended December 31, 2010 and 2009:

	2010
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)
Basic EPS
Income available to common stockholders	$1,533	3,519,408	$0.44

Effect of stock options outstanding	—	—	—

Diluted EPS
Income available to common stockholders, plus conversions	$1,533	3,519,408	$0.44

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 11—Shareholders’ equity and regulatory requirements (continued)

	2009
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)

Basic EPS
Income available to common stockholders	$3,752	3,484,309	$1.08

Effect of stock options outstanding	—	8,562	(0.01)

Diluted EPS
Income available to common stockholders, plus conversions	$3,752	3,492,871	$1.07

For the year ended December 31, 2010 there were 19,120 options that were antidilutive since the exercise price exceed the average market price for the year. These antidilutive common stock equivalents have been omitted from the calculation of diluted earnings per common share for 2010.
Note 12—Income taxes
Total income taxes in the statements of income for the years ended December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009

Current tax provision	$1,328	$1,548
Deferred tax expense (benefit)	(1,394)	(245)

Total income tax expense (benefit)	$(66)	$1,303

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 12—Income Taxes (continued)
The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2010	2009

Federal statutory rates	34.0%	34.0%
State taxes, net of federal benefit	3.7	3.6
Tax-exempt income	(8.6)	(2.8)
Nondeductible interest	0.7	0.3
State tax credits	(17.1)	(2.6)
Bank-owned life insurance	(9.2)	(2.8)
Other	(8.0)	(3.9)

Total	(4.5)%	25.8%

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The Company has created a full valuation allowance for the amount of Georgia low-income housing tax credits. Due to expiration dates of the credits and the Company’s projected income, it is more likely than not that the Company will not utilize the credits. Management has evaluated the effect of the guidance provided by U S Generally Accepted Accounting Principles on Accounting for Uncertainty in Income Taxes that became effective January 1, 2009. Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at December 31, 2010.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 12—Income Taxes (continued)
The primary components of deferred income taxes at December 31, 2010 and 2009 are as follows:

	2010	2009
	(in thousands)
Deferred tax assets Allowance for loan losses	$2,175	$1,285
Amortization of GA low-income housing tax credits	190	159
Executive compensation plans	258	151
Nonaccrual loan interest	48	33
Valuation adjustment of other real estate owned	406	—
State tax credits	356	—
Valuation allowance on GA low-income housing tax credits	(546)	(159)

Deferred income tax assets	2,887	1,469

Deferred tax liabilities
Unrealized gain on securities available-for-sale	(133)	(195)
Qualified prepaids	(96)	(58)
Depreciation on bank premises and equipment	(183)	(198)

Deferred income tax liabilities	(412)	(451)

Net deferred income tax assets	$2,475	$1,018

Realization of deferred tax assets is dependent on sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.
Note 13—Commitments and contingencies
In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the consolidated financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when funds are disbursed or the instruments become payable.
The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 13—Commitments and contingencies (continued)
Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)

Commitments to extend credit	$49,477	$59,082
Standby letters of credit	5,154	5,712

Total	$54,631	$64,794

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.
The Company, as part of its retail mortgage loan production activities, routinely enters into short-term commitments to originate loans. Most of the loans will be sold to third parties upon closing. For those loans, the Company enters into best efforts individual forward sales commitments at the same time the commitments to originate are finalized. While the forward sales commitments function as an economic offset and effectively eliminate the Company’s financial risk of rate changes during the rate lock period, both the commitment to originate mortgage loans that will be sold and the commitment to sell the mortgage loans are derivatives, the fair values of which are essentially equal and offsetting. The fair values are calculated based on changes in market interest rates after the commitment date. The notional amounts of these mortgage loan origination commitments and the related forward sales commitments were approximately $52.0 million each at December 31, 2010 compared to approximately $45.6 million each at December 31, 2009. The net unrealized gains/losses of the origination and sales commitments did not have a material effect on the consolidated financial statements of the Company at December 31, 2010 or December 31, 2009.
The Company has executed individual forward sales commitments related to retail mortgage loans, which are classified as loans held for sale. The forward sales commitments on retail mortgage loans function as an economic offset and mitigate the Company’s market risk on these loans. The notional value of the forward sales commitments on retail mortgage loans at December 31, 2010 was approximately $44.8 million compared to approximately $65.8 million at December 31, 2009. The fair value of the sales commitments on retail mortgage loans resulted in no material gains or losses to the Company at December 31, 2010 or December 31, 2009.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 13—Commitments and contingencies (continued)
The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, at December 31, 2010, there were no pending litigation matters in which the anticipated outcome would have a material adverse effect on the consolidated financial statements.
The Bank has various contractual obligations that we must fund as part of our normal operations. The following table shows aggregate information as of December 31, 2010 about our contractual obligations for data processing, operating leases and service contracts as well as the periods in which payments are due.

		Less			More
		than	1-3	3-5	than 5
	Total	1 year	years	years	years
	(in thousands)

Data processing obligations	3,261	712	1,423	1,126	—
Operating lease obligations	703	297	378	14	14
Service contract obligations	400	287	113	—	—

Total	$4,364	$1,296	$1,914	$1,140	$14

Rental expense of office premises and equipment was as follows:

	2010	2009
	(dollars in thousands)

Office premises rental expense	$331	$284
Equipment rental expense	$14	$13
Note 14—Supplemental consolidated cash flow information

	2010	2009
	(dollars in thousands)

Income taxes paid	$222	$1,630
Interest paid	$7,525	$10,443
Interest received	$24,563	$24,687
Real estate acquired by foreclosure (non-cash)	$1,426	$6,337
Unrealized gain/(loss) on securities (non-cash)	$(174)	$217

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 15—Fair value of financial instruments
For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10, “Fair Value Measurements and Disclosures.” This standard also requires fair value measurements to be separately disclosed by level within the fair value hierarchy.
Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment, and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
The estimated fair values of the Bank’s financial instruments, for those instruments for which the Bank’s management believes estimated fair value does not by nature approximate the instruments’ carrying amount, are as follows at December 31, 2010 and 2009 (in millions):

	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Loans and loans held for sale, net of allowance	$363.4	$400.5	$395.0	$435.5
Time deposits	$244.6	$246.8	$256.4	$259.7
Estimated fair value information of investment securities is presented in Note 3 to the consolidated financial statements.
Under ASC 820-10, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 15—Fair value of financial instruments (continued)
Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. The Company has no Level 1 assets or liabilities at December 31, 2010.
Level 2 — Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets. At December 31, 2010, Level 2 securities include U.S. Government agency obligations, state and municipal bonds, corporate debt securities, mortgage-backed securities, and FHLB stock. Level 2 assets also include impaired loans and foreclosed real estate as discussed below.
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. The Company has no Level 3 assets or liabilities at December 31, 2010.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:
Investment Securities Available-for-Sale
Investment securities available-for-sale, including FHLB stock, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions. At December 31, 2010 and 2009 the Company classified $76.9 million and $47.3 million, respectively, of investment securities available-for-sale, including FHLB stock, subject to recurring fair value adjustments as Level 2.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2. There were no fair value adjustments related to the $46.6 million and $58.1 million of loans held for sale at December 31, 2010 and 2009, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 15—Fair value of financial instruments (continued)
Loans
The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once an individual loan is identified as impaired, management measures the impairment in accordance with ASC 310-10-35, “Receivables-Subsequent Measurements.” The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with ASC 820-10, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loans as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. Impaired loans, classified as Level 2, totaled $16.4 million and $18.9 million at December 31, 2010 and 2009, respectively. Specific loan loss allowances for impaired loans totaled $683,000 and $1.0 million at December 31, 2010 and 2009, respectively.
Foreclosed Assets
Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed assets as nonrecurring Level 3. Foreclosed real estate, classified as Level 2, totaled $2.8 million and $4.5 million at December 31, 2010 and 2009, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 15—Fair value of financial instruments (continued)
Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at
December 31, 2010, Using,
Quoted
Prices in
	Assets/	Active	Significant	Significant
	Liabilities	Markets for	Other	Other
	Measured at	Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
Description	12/31/2010	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities	$76,904	$—	$76,904	$—

Fair Value Measurements at
December 31, 2009, Using,
Quoted
Prices in
	Assets/	Active	Significant	Significant
	Liabilities	Markets for	Other	Other
	Measured at Fair	Identical	Observable	Unobservable
	Value	Assets	Inputs	Inputs
Description	12/31/2009	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities	$47,289	$—	$47,289	$—
Note 16—Bank-owned life insurance (BOLI)
In September 2007, an $8.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure the key officers of the Bank. Per ASC 325-30, “Investments in Insurance Contracts,” this policy is recorded at its cash surrender value, net of surrender charges and/or early termination charges. As of December 31, 2010, the BOLI cash surrender value was $9.2 million resulting in other income for 2010 of $398,000 and an annualized net yield of 4.43%.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 17—Other expenses
Other non-interest expenses for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
	(dollars in thousands)

Data processing	$987	$1,044
FDIC assessment	688	883
ORE expense/valuation adjustments	972	781
Legal and accounting	553	518
Printing and supplies	333	321
Advertising	221	237
Business development	158	151
Telecommunications	217	207
Outside services	234	349
Courier and postage	171	150
Software license fees	96	142
City and county taxes	170	129
Directors fees	207	219
Travel and employee meals & entertainment	175	165
Other	1,200	1,173

Total	$6,382	$6,469

Note 18—Accumulated Comprehensive Income
The components of other accumulated comprehensive income and related tax effects as of December 31, 2010 and 2009 are as follows:

	2010	2009
	(in thousands)
Unrealized holding gains/(losses) on available-for-sale securities	$369	$543
Tax effect	(133)	(196)

Net of tax amount	$236	$347

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 19 — Quarterly Financial Data (Unaudited)
The following table represents summarized data for each of the quarters in 2010 and 2009 (in thousands, except earnings per share data):
Selected Quarterly Data
($ in thousands, except per share data)

	2010				2009
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest income	$5,983	$6,118	$6,257	$6,051	$6,385	$6,285	$6,154	$5,780
Interest expense	1,775	1,801	1,833	1,881	2,092	2,399	2,584	2,647

Net interest income	4,208	4,317	4,424	4,170	4,293	3,886	3,570	3,133
Provision for loan losses	922	1,641	4,706	1,086	1,172	670	613	627

Net interest income after provision for loan losses	3,286	2,676	(282)	3,084	3,121	3,216	2,957	2,506

Non-interest income	3,456	3,707	3,035	3,029	3,570	4,172	3,727	2,632
Securities gain (loss)	—	—	19	—	5	51	—	—
Non-interest expenses	4,755	5,027	5,676	5,085	5,450	5,365	5,436	4,651

Income before income tax expense (benefit)	1,987	1,356	(2,904)	1,028	1,246	2,074	1,248	487
Income tax expense (benefit)	489	253	(998)	190	282	580	349	92

Net income	$1,498	$1,103	$(1,906)	$838	$964	$1,494	$899	$395

Basic earnings (loss) per common share	$0.42	$0.31	$(0.54)	$0.24	$0.28	$0.43	$0.26	$0.11
Diluted earnings (loss) per common share	$0.42	$0.31	$(0.54)	$0.24	$0.27	$0.43	$0.26	$0.11

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only)
Condensed Balance Sheet
December 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Assets
Cash	$316	$185
Investment in subsidiary	44,612	43,057
Other assets	60	34
Deferred tax benefit	77	86

Total assets	$45,065	$43,362

Liabilities
Other liabilities	$89	$89

Total liabilities	89	89

Shareholders’ equity	44,976	43,273

Total liabilities and shareholders’ equity	$45,065	$43,362

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Income
Years Ended December 31, 2010 and 2009
(dollars in thousands)

	2010	2009

Income, dividends from subsidiary	$—	$—

Expenses
Director compensation	47	55
Legal fees	57	66
Audit exam and accounting fees	42	38
Annual report and proxy	27	60
Shareholder services	13	16
Other	14	18

Total expenses	200	253

Loss before income tax benefits and equity in undistributed earnings of subsidiary	(200)	(253)

Income tax benefits	68	86

Loss before equity in undistributed earnings of subsidiary	(132)	(167)

Equity in undistributed earnings of subsidiary	1,665	3,919

Net income	$1,533	$3,752

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
Note 20—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Cash Flows
Years Ended December 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Cash flows from operating activities
Net income	$1,533	$3,752
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	83	80
Stock compensation	173	167
Equity in undistributed earnings of subsidiary	(1,665)	(3,919)
Net change in other assets and liabilities	(8)	(63)

Net cash provided by operating activities	116	17

Cash flows from financing activities
Payments on borrowed funds	—	(500)
Proceeds from issuance of common stock, and exercise of stock options	15	52

Net cash provided by (used in) financing activities	15	(448)

Net change in cash	131	(431)

Cash at beginning of the year	185	616

Cash at end of the year	$316	$185